Exhibit 99.1

BlueLinx Announces Third Quarter 2024 Results

ATLANTA, October 29, 2024 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months ended September 28, 2024.

THIRD QUARTER 2024 HIGHLIGHTS

•Net sales of $747 million
•Gross profit of $126 million, gross margin of 16.8% and specialty product gross margin of 19.4%, which includes a net benefit of approximately $3.5 million related to import duties from prior periods
•Net income of $16 million, or $1.87 diluted earnings per share
•Adjusted net income of $17 million, or $1.95 adjusted diluted earnings per share
•Adjusted EBITDA of $37 million, or 4.9% of net sales, which includes a net benefit of approximately $3.5 million related to import duties from prior periods
•Operating cash flow of $62 million and free cash flow of $54 million
•Available liquidity of $873 million, including $526 million cash and cash equivalents on hand
•$15 million in share repurchases, with $61 million remaining on the share repurchase authorization as of quarter-end

“Our third quarter results delivered solid volume growth in several of our key specialty product categories, as well as strong volume growth across our structural products business,” said Shyam Reddy, President and CEO of BlueLinx. “Specialty products’ gross margins were within our expected range and structural products’ gross margins were strong, despite the effects of continued price deflation for both product categories. Current market conditions remain challenging, but we believe our growth strategy, significant liquidity, and strong balance sheet will continue to position us well for an industry rebound.”

“Our strong free cash flow generation of $54 million during the third quarter resulted in a cash balance of $526 million and a net leverage ratio of (1.2x),” said Andy Wamser, Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx. “During the third quarter, we purchased $15 million of stock under our share repurchase program, once again showing our commitment to returning capital to shareholders. At the end of the quarter, we had $61 million remaining on our share repurchase authorization, and we will continue to be opportunistic in the market.”

THIRD QUARTER 2024 FINANCIAL PERFORMANCE
In the third quarter of 2024, net sales were $747 million, a decrease of $63 million, or 8% when compared to the third quarter of 2023. Gross profit was $126 million, a decrease of $14 million, or 10%, year-over-year, and gross margin was 16.8%, down 40 basis points from the same period last year.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, specialty lumber and panels, and industrial products, were $519 million, a decrease of $40 million, or 7.1% when compared to the third quarter of 2023. This decrease was due to price deflation across specialty products, partially offset by an increase in volumes. Gross profit from specialty product sales was $100 million, a decrease of $10 million, or 9.4% when compared to the third quarter of last year. Gross margin for specialty products was 19.4% compared to 19.8% in the prior year period. The current period included a net benefit of $3.5 million for import duty-related items from prior periods. Excluding this benefit, gross margin was 18.7%. The duty items were related to changes in retroactive rates for anti-dumping duties and to classification adjustments for certain goods imported by the Company.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, decreased $23 million, or 9.1% when compared to the third quarter of 2023, to $228 million in the third quarter of 2024. The decrease in structural sales was due to price deflation in both lumber and panels, partially offset by an increase in volumes. Gross profit from sales of structural products was $25 million, a decrease of $3 million from the prior year period, and gross margin was 11.0%, compared to 11.3% in the prior year period. Gross profit and gross margin for current period were positively impacted by a $2.4 million inventory write-down for certain structural products at the end of the second quarter 2024 that resulted in lower cost of products sold in the third quarter 2024 since substantially all of the inventory associated with the write-down was sold during third quarter of fiscal 2024. This adjustment increased the current quarter’s gross margin for structural products by 100 basis points. The third quarter of fiscal 2023 was negatively impacted by a $0.6 million interim period provision for inventory related to our structural products.

Excluding the structural products inventory write-down at the end of second quarter 2024 that benefited cost of products sold in the current quarter, and the duty-related items for specialty products, both totaling $5.9 million, Company gross margin was 16.0% for the third quarter.

Selling, general and administrative (“SG&A”) expenses were $92 million in the third quarter of 2024, $1 million higher than the prior year period. The year-over-year change in SG&A was primarily due to higher technology expenses associated with our digital transformation, partially offset by lower fleet-related logistics costs.

Net income was $16 million, or $1.87 per diluted share, versus $24 million, or $2.71 per diluted share, in the prior year period. Adjusted Net Income was $17 million, or $1.95 per diluted share compared to $27 million, or $2.98 per diluted share in the third quarter of last year. The 2024 period reflects a pre-tax benefit of $2.2 million related to an adjustment of the settlement charge recorded in the fourth quarter of 2023 related to the termination of our defined benefit pension plan. This benefit was partially offset by $1.2 million of estimated net losses related to Hurricane Helene in September 2024, which is reported within Other operating expenses, net on our unaudited condensed consolidated statements of operations.

Adjusted EBITDA was $37 million, or 4.9% of net sales, for the third quarter of 2024, compared to $50 million, or 6.2% of net sales in the third quarter of 2023. The current period includes the benefit of the duty-related matters, and not including these items, Adjusted EBITDA was $33 million, or 4.4% of net sales. Adjusted EBITDA excludes the aforementioned adjustment of the pension settlement and estimated insurance deductibles.

Net cash generated from operating activities was $62 million in the third quarter of 2024 and free cash flow was $54 million. The cash generated during the third quarter was driven by net income and improved working capital.

CAPITAL ALLOCATION AND FINANCIAL POSITION
During the third quarter, we invested $8 million of cash in capital investments primarily used to improve our distribution facilities and for our digital transformation initiative. Additionally, we purchased approximately $15 million of the Company’s common stock through open market transactions under our $100 million share repurchase program. At quarter-end, we had $61 million remaining under this authorization and we plan to continue to be opportunistic with respect to repurchasing shares.

As of September 28, 2024, total debt and finance lease obligations, but excluding real property finance lease obligations, was $351 million. This consisted of $300 million of senior secured notes that mature in 2029 and $51 million of finance lease obligations for equipment. Net debt was ($176) million, which consisted of total debt and finance leases excluding real property finance lease obligations of $351 million less cash and cash equivalents of $526 million, resulting in a net leverage ratio of (1.2x) using a trailing twelve-month Adjusted EBITDA of $146 million. Available liquidity was $873 million which included an undrawn revolving credit facility that had $346 million of availability plus cash and cash equivalents of $526 million.

FOURTH QUARTER 2024 OUTLOOK
Through the first four weeks of the fourth quarter of 2024, specialty product gross margin was in the range of 18% to 19% and structural product gross margin was in the range of 9% to 10%. Average daily sales volumes improved slightly versus the third quarter of 2024.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on October 30, 2024, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-888-660-6392
Passcode: 9140086

To listen to a replay of the teleconference, which will be available through November 13, 2024:

Domestic Replay: 1-800-770-2030
Passcode: 9140086

ABOUT BLUELINX

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

CONTACT
Tom Morabito
Investor Relations Officer
(470) 394-0099
investor@bluelinxco.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could,” “expect,” “estimate,” “intend,” “may,” “project,” “plan,” “should,” “will,” “will be,” “will likely continue,” “will likely result,” “would,” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our strategy, liquidity, and debt, our long-run positioning relative to industry conditions, future share repurchases, and the information set forth under the heading “Third Quarter 2024 Outlook”.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: housing market conditions; pricing and product cost variability; volumes of product sold; competition; the cyclical nature of the industry in which we operate; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; effective inventory management relative to our sales volume or the prices of the products we produce; business disruptions; potential acquisitions and the integration and completion of such acquisitions; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars or other unexpected events; the impacts of climate change; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the effects of epidemics, global pandemics or other widespread public health crises and governmental rules and regulations; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the potential to incur more debt; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices or availability of third-party freight providers; changes in insurance-related deductible/retention reserves based on actual loss development experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; interest rate risk, which could cause our debt service obligations to increase; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

NON-GAAP MEASURES AND SUPPLEMENTAL FINANCIAL INFORMATION

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein in the “Reconciliation of Non-GAAP Measurements” table later in this release. The Company cautions that non-GAAP measures are not intended to present superior measures of our financial condition from those measures determined under GAAP and should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income and Adjusted Earnings Per Share. BlueLinx defines Adjusted Net Income as Net Income adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings Per Share (basic and/or diluted) as the Adjusted Net Income for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented. We believe that Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Our Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted Net Income and Adjusted Earnings Per Share (basic or diluted), as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities. BlueLinx calculates Net Debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under finance leases, less cash and cash equivalents. Net Debt Excluding Real Property Finance Lease Liabilities is calculated in the same manner as Net Debt, except the total amount of obligations under real estate finance leases are excluded. Although our credit agreements do not contain leverage covenants, a net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement. We believe that Net Debt and Net Debt Excluding Real Property Finance Lease Liabilities are useful to investors because our management reviews both metrics as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our Overall Net Leverage Ratio by dividing our Net Debt by Twelve-Month Trailing Adjusted EBITDA. Our calculation of Net Leverage Ratio Excluding Real Property Finance Lease Liabilities is determined by dividing our Net Debt Excluding Real Property Finance Lease Liabilities by Twelve-Month Trailing Adjusted EBITDA. We believe that these ratios are useful to investors because they are indicators of our ability to meet our future financial obligations. In addition, our Net Leverage Ratio is a measure that is frequently used by investors and creditors. Our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are not made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. The calculations of our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are presented in the table on page 8. Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(In thousands, except per share amounts)
Net sales	$747,288	$809,981	$2,241,895	$2,423,852
Cost of products sold	621,619	670,735	1,866,101	2,015,264
Gross profit	125,669	139,246	375,794	408,588
Gross margin	16.8%	17.2%	16.8%	16.9%
Operating expenses (income):
Selling, general, and administrative	92,210	91,354	272,913	271,278
Depreciation and amortization	9,530	8,089	29,083	23,758
Amortization of deferred gains on real estate	(984)	(984)	(2,952)	(2,952)
Other operating expenses, net	888	1,131	1,210	5,240
Total operating expenses	101,644	99,590	300,254	297,324
Operating income	24,025	39,656	75,540	111,264
Non-operating expenses:
Interest expense, net	4,619	5,577	14,044	19,575
Settlement of defined benefit pension plan	(2,226)	—	(2,226)	—
Other expense, net	—	594	—	1,782
Income before provision for income taxes	21,632	33,485	63,722	89,907
Provision for income taxes	5,616	9,103	15,878	23,247
Net income	$16,016	$24,382	$47,844	$66,660

Basic earnings per share	$1.88	$2.72	$5.54	$7.39
Diluted earnings per share	$1.87	$2.71	$5.53	$7.38

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 28, 2024	December 30, 2023
(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$526,281	$521,743
Receivables, less allowances of $3,244 and $3,398, respectively	278,049	228,410
Inventories, net	340,541	343,638
Other current assets	36,500	26,608
Total current assets	1,181,371	1,120,399
Property and equipment, at cost	423,842	396,321
Accumulated depreciation	(187,992)	(170,334)
Property and equipment, net	235,850	225,987
Operating lease right-of-use assets	45,647	37,227
Goodwill	55,372	55,372
Intangible assets, net	27,834	30,792
Deferred income tax asset, net	51,306	53,256
Other non-current assets	13,699	14,568
Total assets	$1,611,079	$1,537,601
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$186,319	$157,931
Accrued compensation	18,400	14,273
Finance lease liabilities - current	12,547	11,178
Operating lease liabilities - current	8,276	6,284
Real estate deferred gains - current	3,935	3,935
Other current liabilities	28,247	24,961
Total current liabilities	257,724	218,562
Long-term debt	294,733	293,743
Finance lease liabilities, less current portion	281,263	274,248
Operating lease liabilities, less current portion	38,752	32,519
Real estate deferred gains, less current portion	64,280	66,599
Other non-current liabilities	18,738	17,644
Total liabilities	955,490	903,315
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 30,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized, 8,423,383 and 8,650,046 outstanding, respectively	84	87
Additional paid-in capital	138,522	165,060
Retained earnings	516,983	469,139
Total stockholders’ equity	655,589	634,286
Total liabilities and stockholders’ equity	$1,611,079	$1,537,601

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(In thousands)
Cash flows from operating activities:
Net income	$16,016	$24,382	$47,844	$66,660
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	9,530	8,089	29,083	23,758
Amortization of debt discount and issuance costs	330	330	990	989
Settlement of frozen defined benefit pension plan	(2,226)	—	(2,226)	—
Provision for deferred income taxes	2,371	567	1,950	1,117
Amortization of deferred gains from real estate	(984)	(984)	(2,952)	(2,952)
Share-based compensation	3,186	2,980	6,941	9,475
Changes in operating assets and liabilities:
Accounts receivable	(2,286)	(3,227)	(47,413)	(46,013)
Inventories	17,032	15,150	3,097	120,151
Accounts payable	7,809	11,287	27,932	49,791
Other current assets	(280)	5,790	(9,892)	2,621
Other assets and liabilities	11,268	13,242	11,080	5,127
Net cash provided by operating activities	61,766	77,606	66,434	230,724

Cash flows from investing activities:
Proceeds from sale of assets	565	63	839	191
Property and equipment investments	(7,929)	(4,899)	(19,830)	(18,938)
Net cash used in investing activities	(7,364)	(4,836)	(18,991)	(18,747)

Cash flows from financing activities:
Common stock repurchase and retirement	(15,453)	(17,722)	(29,982)	(29,321)
Repurchase of shares to satisfy employee tax withholdings	(805)	(1,197)	(3,257)	(5,157)
Principal payments on finance lease liabilities	(3,255)	(2,393)	(9,666)	(6,659)
Net cash used in financing activities	(19,513)	(21,312)	(42,905)	(41,137)

Net change in cash and cash equivalents	34,889	51,458	4,538	170,840
Cash and cash equivalents at beginning of period	491,392	418,325	521,743	298,943
Cash and cash equivalents at end of period	$526,281	$469,783	$526,281	$469,783

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(Dollar amounts in thousands)
Net sales by product category
Specialty products	$519,000	$558,851	$1,562,300	$1,697,679
Structural products	228,288	251,130	679,595	726,173
Total net sales	$747,288	$809,981	$2,241,895	$2,423,852

Gross profit by product category
Specialty products	$100,479	$110,898	$308,878	$326,366
Structural products	25,190	28,348	66,916	82,222
Total gross profit	$125,669	$139,246	$375,794	$408,588

Gross margin % by product category
Specialty products	19.4%	19.8%	19.8%	19.2%
Structural products	11.0%	11.3%	9.8%	11.3%
Company gross margin %	16.8%	17.2%	16.8%	16.9%

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following two tables reconcile Net income to Adjusted EBITDA (non-GAAP) for the reporting periods indicated:

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(In thousands)
Net income	$16,016	$24,382	$47,844	$66,660
Adjustments:
Depreciation and amortization	9,530	8,089	29,083	23,758
Interest expense, net	4,619	5,577	14,044	19,575
Provision for income taxes	5,616	9,103	15,878	23,247
Share-based compensation expense	3,186	2,980	6,941	9,475
Amortization of deferred gains on real estate	(984)	(984)	(2,952)	(2,952)
Gain from sales of property(1)	(272)	—	(272)	—
Pension settlement and related cost(1)(2)	(2,226)	594	(2,226)	1,782
Acquisition-related costs(1)(3)(5)	—	75	—	92
Restructuring and other(1)(4)(5)	1,160	606	1,481	4,699
Adjusted EBITDA	$36,645	$50,422	$109,821	$146,336

	Trailing Twelve Months Ended
	September 28, 2024	December 30, 2023	September 30, 2023
(In thousands)
Net income	$29,720	$48,536	$98,646
Adjustments:
Depreciation and amortization	37,368	32,043	31,419
Interest expense, net	18,215	23,746	28,855
Provision for income taxes	25,981	33,350	31,988
Share-based compensation expense	9,521	12,055	13,063
Amortization of deferred gains on real estate	(3,934)	(3,934)	(3,935)
Gain from sales of property(1)	(272)	—	—
Pension settlement and related cost(1)(2)	28,808	32,817	1,782
Acquisition-related costs(1)(3)(5)	186	278	1,114
Restructuring and other(1)(4)(5)	697	3,913	6,503
Adjusted EBITDA	$146,290	$182,804	$209,435

The following notes relate to both of the tables presented above for Adjusted EBITDA:

(1)Reflects non-recurring items of approximately $1.3 million in non-beneficial items in the current quarter and $1.3 million in beneficial items in the prior quarterly period. For the current year nine-month period, reflects non-recurring non-beneficial items of approximately $1.0 million and the prior year nine-month period reflects $6.6 million of non-recurring, beneficial items. For the trailing twelve months ended, reflects approximately $29.4 million of non-recurring, beneficial items, and approximately $9.4 million of non-recurring, beneficial items, in the prior trailing twelve- month period.
(2)Reflects expenses related to our previously disclosed settlement of the BlueLinx Corporation Hourly Retirement Plan (defined benefit) in 4Q 2023.
(3)Reflects primarily legal, professional, technology and other integration costs.
(4)Reflects net losses related to Hurricane Helene in 3Q 2024, our 2023 restructuring efforts such as severance, net of other one-time non-operating items in 2024 and 2023.
(5)Certain amounts for periods in fiscal 2023 have been reclassified for Acquisition-related costs and Restructuring and other.

The following tables reconciles Net income and Diluted earnings per share to Adjusted net income (non-GAAP) and Adjusted diluted earnings per share (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(In thousands, except per share data)
Net income	$16,016	$24,382	$47,844	$66,660
Adjustments:
Share-based compensation expense	3,186	2,980	6,941	9,475
Amortization of deferred gains on real estate	(984)	(984)	(2,952)	(2,952)
Gain from sale of property	(272)	—	(272)	—
Pension settlement and related cost	(2,226)	594	(2,226)	1,782
Acquisition-related costs (2)	—	75	—	92
Restructuring and other (2)	1,160	606	1,481	4,699
Tax impacts of reconciling items above (1)	(224)	(889)	(741)	(3,387)
Adjusted net income	$16,656	$26,764	$50,075	$76,369

Basic EPS	$1.88	$2.72	$5.54	$7.39
Diluted EPS	$1.87	$2.71	$5.53	$7.38

Weighted average shares outstanding - Basic	8,496	8,936	8,623	9,010
Weighted average shares outstanding - Diluted	8,528	8,970	8,647	9,027

Non-GAAP Adjusted Basic EPS	$1.96	$2.99	$5.80	$8.47
Non-GAAP Adjusted Diluted EPS	$1.95	$2.98	$5.79	$8.45

(1)Tax impact calculated based on the effective income tax rate for the respective three and nine-month periods presented
(2)Certain amounts for prior periods in fiscal 2023 have been reclassified for Acquisition-related costs and Restructuring and other

In the following table, our Adjusted EBITDA margin (non-GAAP) is calculated and compared to Net income as a percentage of Net sales:

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(Dollar amounts in thousands)
Net sales	$747,288	$809,981	$2,241,895	$2,423,852
Net income	$16,016	$24,382	$47,844	$66,660
Net income as a percentage of Net sales	2.1%	3.0%	2.1%	2.8%

Net sales	$747,288	$809,981	$2,241,895	$2,423,852
Adjusted EBITDA - non-GAAP(1)	$36,645	$50,422	$109,821	$146,336
Adjusted EBITDA margin - non-GAAP	4.9%	6.2%	4.9%	6.0%

(1)See the table that reconciles Net income to Adjusted EBITDA (non-GAAP)

The following schedule reconciles Total debt and finance leases to: Net debt (non-GAAP) and to Net debt excluding finance lease liabilities for real property (non-GAAP). The calculations of Net leverage ratio (non-GAAP) and Net leverage ratio excluding real property finance leases liabilities (non-GAAP) are also presented.

	As of
	September 28, 2024	December 30, 2023	September 30, 2023
($ amounts in thousands)
Long term debt(1)	$300,000	$300,000	$300,000
Finance lease liabilities for equipment and vehicles	50,752	42,252	34,008
Finance lease liabilities for real property	243,058	243,174	243,335
Total debt and finance leases	593,810	585,426	577,343
Less: available cash and cash equivalents	526,281	521,743	469,783
Net debt (non-GAAP)	$67,529	$63,683	$107,560

Net debt, excluding finance lease liabilities for real property (non-GAAP)	$(175,529)	$(179,491)	$(135,775)

Trailing twelve-month adjusted EBITDA (non-GAAP, see above reconciliations)	$146,290	$182,804	$209,435

Net leverage ratio	0.5x	0.3x	0.5x
Net leverage ratio excluding real property finance lease liabilities(2)	(1.2x)	(1.0x)	(0.6x)

(1) As of September 28, 2024, December 30, 2023, and September 30, 2023, our long-term debt is comprised of $300 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our unaudited condensed consolidated balance sheets at $294.7 million, $293.7 million, and $293.4 million as of September 28, 2024, December 30, 2023, and September 30, 2023, respectively. This presentation is net of their unamortized issuance costs and discount. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio.
(2) Net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement.

The following schedule reconciles Net cash provided by operating activities to Free cash flow (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(In thousands)
Net cash provided by operating activities	$61,766	$77,606	$66,434	$230,724
Less: Property and equipment investments	(7,929)	(4,899)	(19,830)	(18,938)
Free cash flow - non-GAAP	$53,837	$72,707	$46,604	$211,786